Exhibit 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

October 19, 2020

PHX Minerals Inc.

Valliance Bank Tower, Suite 1100

1601 NW Expressway

Oklahoma City, OK 73118

Ladies and Gentlemen:

We hereby consent to the inclusion of or incorporation by reference into the Registration Statement on Form S-3 of PHX Minerals Inc., and any prospectus supplement filed with respect thereto, of our report of third party dated October 7, 2019, with respect to estimates of reserves and future net revenue attributable to Panhandle Oil and Gas Inc. (Panhandle), as of September 30, 2019, and to all references to our firm included in Panhandle’s Annual Report on Form 10-K for the year ended September 30, 2019.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716